UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 22, 2007

GREAT LAKES BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14879	94-3078031
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Main Street, Buffalo, New York	14214
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (716) 854-4272

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2007, Marylou Borowiak resigned her employment from Greater Buffalo Savings Bank (the Bank), as well as her positions as Executive Vice President and Chief Retail Banking Officer of the Bank and its parent holding company, Great Lakes Bancorp, Inc. Ms. Borowiak’s resignation had immediate effect.

Ms. Borowiak joined the Bank in late 2000, served as Chief Retail Banking Officer since early 2005, and played a key role in the development of its 16-branch retail franchise. With the departure of Ms. Borowiak, Andrew W. Dorn, Jr., President and Chief Executive Officer will assume direct oversight of the Bank’s retail branch operations.

In connection with the resignation, Great Lakes Bancorp, Inc. and Greater Buffalo Savings Bank entered into a severance agreement with Ms. Borowiak. Under the terms of the severance agreement, Ms. Borowiak will receive severance pay equal to approximately six months’ salary payable on a biweekly basis, will be paid for earned and unused vacation and personal days, and will be entitled to continued participation in the Bank’s group medical plan under existing employer and employee cost-sharing provisions for a period of approximately six months. The severance agreement contains non-compete, non-solicitation and confidentiality clauses upon which delivery of the severance benefits is dependent. The severance agreement also contains a standard revocation clause that permits Ms. Borowiak to revoke the agreement in its entirety at any time through August 29, 2007.

A copy of the severance agreement is attached as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the key terms of the severance agreement is qualified in its entirety by the incorporation of the complete severance agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit
Number	Description
10.1	Separation Agreement, Waiver and Release, dated August 22, 2007, between the Company and Ms. Borowiak.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES BANCORP, INC.

Date: August 23, 2007	By:	/s/ Michael J. Rogers
Michael J. Rogers
Executive Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting Officer)